As Filed with the Securities and Exchange Commission on August 21, 2009

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMCAST CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	27-0000798
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Comcast Center

Philadelphia, PA 19103-2838

(Address of principal executive offices)

COMCAST CORPORATION 2002 EMPLOYEE STOCK PURCHASE PLAN

COMCAST CORPORATION 2002 RESTRICTED STOCK PLAN

COMCAST CORPORATION 2003 STOCK OPTION PLAN

(Full title of the plan)

Arthur R. Block

Senior Vice President and General Counsel

Comcast Corporation

One Comcast Center

Philadelphia, Pennsylvania 19103-2838

(Name and address of agent for service)

(215) 286-1700

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1) (2)	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price (3)	Amount of registration fee (3)
Class A Common Stock, par value $0.01 per share	68,625,000	$14.555	$998,836,875	$55,735

(1)	This registration statement registers the issuance of 68,625,000 shares of Class A common stock (the “Class A Common Stock”) of Comcast Corporation (the “Registrant”), par value $0.01, 11,125,000 of which are issuable pursuant to the Comcast Corporation 2002 Employee Stock Purchase Plan, as amended and restated, 7,500,000 of which are issuable pursuant to the Comcast Corporation 2002 Restricted Stock Plan, as amended and restated, and 50,000,000 of which are issuable pursuant to the Comcast Corporation 2003 Stock Option Plan, as amended and restated (collectively, the “Plans”).
(2)	Pursuant to Rule 416, there shall also be deemed covered hereby such additional securities as may result from anti-dilution adjustments under the Plans and which may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.
(3)	Estimated pursuant to paragraphs (c) and (h) of Rule 457 of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee on the basis of the high and low sales prices of shares of Class A Common Stock on the Nasdaq Global Select Market on August 17, 2009.

EXPLANATORY NOTE

Registration of Additional Shares under Comcast Corporation 2002 Employee Stock Purchase Plan

Pursuant to General Instruction E of Form S-8, this registration statement on Form S-8 (this “Registration Statement”) is being filed in order to register an additional 11,125,000 shares of the Registrant’s Class A Common Stock, par value $0.01 per share, which are securities of the same class and relate to the same employee benefit plan, the Comcast Corporation 2002 Employee Stock Purchase Plan, as amended and restated, as those shares registered on the Registrant’s registration statements on Form S-8 previously filed with the Commission on November 19, 2002 (Registration No. 333-101295, as amended by post-effective amendment no. 1 filed on December 4, 2002), December 4, 2002 (Registration No. 333-101645) and January 4, 2006 (Registration No. 333-130844), all of which are hereby incorporated by reference.

Registration of Additional Shares under Comcast Corporation 2002 Restricted Stock Plan

Pursuant to General Instruction E of Form S-8, this Registration Statement is also being filed in order to register an additional 7,500,000 shares of the Registrant’s Class A Common Stock, par value $0.01 per share, which are securities of the same class and relate to the same employee benefit plan, the Comcast Corporation 2002 Restricted Stock Plan, as amended and restated, as those shares registered on the Registrant’s registration statement on Form S-8, previously filed with the Commission on November 19, 2002 (Registration No. 333-101295, as amended by post-effective amendment no. 1 filed on December 4, 2002), December 4, 2002 (Registration No. 333-101645), April 8, 2003 (Registration No. 333-104385), March 1, 2005 (Registration No. 333-123059), January 4, 2006 (Registration No. 333-130847) and May 16, 2008 (Registration No. 333-150976), all of which are hereby incorporated by reference.

Registration of Additional Shares under Comcast Corporation 2003 Stock Option Plan

Pursuant to General Instruction E of Form S-8, this Registration Statement is also being filed in order to register an additional 50,000,000 shares of the Registrant’s Class A Common Stock, par value $0.01 per share, which are securities of the same class and relate to the same employee benefit plan, the Comcast Corporation 2003 Stock Option Plan, as amended and restated, as those shares registered on the Registrant’s registration statement on Form S-8, previously filed with the Commission on April 8, 2003 (Registration No. 333-104385) and May 16, 2008 (Registration No. 333-150976), each of which are hereby incorporated by reference.

Part II

Information Required in the Registration Statement

Item 6.	Indemnification of Directors and Officers.

Sections 1741 through 1750 of Subchapter D, Chapter 17, of the Pennsylvania Business Corporation Law of 1988 (the “BCL”) contain provisions for mandatory and discretionary indemnification of a corporation’s directors, officers and other personnel and related matters.

Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director, officer, employee or agent of the corporation or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, has no reasonable cause to believe his conduct was unlawful. Under Section 1743, indemnification against expenses actually and reasonably incurred, is mandatory to the extent that the director, officer, employee or agent has been successful on the merits or otherwise in defense of any action or proceeding relating to third-party or derivative and corporate actions or in defense of any claim, issue or matter therein.

Section 1742 provides for indemnification in derivative and corporate actions except in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation only as authorized in the specific case upon a determination that the representative met the applicable standard of conduct set forth in those sections and such determination shall be made: (1) by the board of directors by majority vote of a quorum of directors not parties to the action or proceeding; (2) if a quorum is not obtainable and a majority of disinterested directors so directs, by independent legal counsel in a written opinion; or (3) by the shareholders.

Section 1745 provides that expenses incurred by an officer, director, employee or agent in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. Advancement of expenses must be authorized by the board of directors.

Section 1746 provides generally that except in any case where the act or failure to act giving rise to the claim for indemnification is determined by the court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by this Subchapter of the BCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office. Section 1746 also provides that a corporation may create a fund of any nature, which may, but need not be, under the control of a trustee, or otherwise secure or insure in any manner its indemnification obligations.

Section 1747 grants a corporation the power to purchase and maintain insurance on behalf of any person who is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, against any liability incurred by him in any such capacity, whether or not the corporation would have the power to indemnify him against that liability under this Subchapter of the BCL.

Sections 1748 and 1749 extend the indemnification and advancement of expenses provisions contained in Sections 1741 through 1750 of the BCL to constituent corporations absorbed in a consolidation, merger or division, as well as the surviving or new corporations surviving or resulting therefrom and to representatives serving as fiduciaries of employee benefit plans.

Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Sections 1741 through 1750 of the BCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a representative of the corporation and shall inure to the benefit of the heirs and personal representatives of such person.

Section 7.01 of the Registrant’s By-laws provides that the Registrant will indemnify any director or officer of the Registrant (including those who have ceased serving in any such capacity) to the fullest extent permitted by Pennsylvania law against all expense, liability and loss reasonably incurred or suffered by such person in connection with any threatened pending or completed action, suit, claim, counterclaim, cross claim, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other threatened, actual or completed proceeding (a “Proceeding”) arising out of or related to such person’s service at any time as a director or officer of the Registrant or in any capacity at the request or for the benefit of the Registrant or in any other capacity for another corporation or other enterprise. No indemnification pursuant to Section 7.01 may be made, however, in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Section 7.01 further provides that the right to indemnification includes the right to have the expenses incurred by the indemnified person in defending any Proceeding paid by the Registrant in advance of the final disposition of the Proceeding to the fullest extent permitted by Pennsylvania law. In addition, Section 7.01 provides that, to the extent that an indemnified person has been successful on the merits or otherwise in defense of any Proceeding or in defense of any claim, issue or matter therein, the Registrant shall indemnify such person against expenses actually and reasonably incurred by such person in connection therewith. Section 7.01 also provides that the Registrant may purchase and maintain insurance for the benefit of any person on behalf of whom insurance is permitted to be purchased by Pennsylvania law against any expense, liability or loss whether or not the Registrant would have the power to indemnify such person under Pennsylvania or other law. The Registrant may also purchase and maintain insurance to insure its indemnification obligations, whether arising under the By-laws or otherwise. Furthermore, Section 7.01 states that the Registrant may create a fund of any nature or otherwise may secure in any manner its indemnification obligations, whether arising under the By-laws or otherwise. Indemnification pursuant to Section 7.01 shall continue as to an indemnified person who has ceased to be a director or officer and shall inure to the benefit of his heirs, executors and administrators. The rights to indemnification and to the advancement of expenses provided in or pursuant to Article 7 of the By-laws are not exclusive of any other rights that any person may have or acquire under any provision of the By-Laws or otherwise.

Section 7.02 of the Registrant’s By-laws states that the provisions of the By-laws relating to indemnification constitute a contract between the Registrant and each of its directors and officers which may be modified as to any director and officer only with that person’s consent or as provided in Section 7.02. Furthermore, any repeal or amendment of the indemnification provisions of the By-laws adverse to any director or officer will apply only on a prospective basis. In addition, no repeal or amendment of the By-laws may affect the indemnification provisions of the By-laws so as either to reduce the limitation of directors’ liability or limit indemnification or the advancement of expenses in any manner unless adopted by (a) the unanimous vote of the directors of the Registrant then serving or (b) the affirmative vote of shareholders entitled to cast at least 80% of the votes that all shareholders are entitled to cast in the election of directors, provided that no such amendment will have a retroactive effect inconsistent with the preceding sentence.

The Registrant has entered into indemnification agreements with each of its directors pursuant to which the Registrant has agreed to indemnify each director and hold him or her harmless from and against any and all expenses and liabilities reasonably incurred by such director by reason of his or her service as a director of the Registrant, or service in any other capacity of any other corporation or enterprise at the request or for the benefit of the Registrant, to the fullest extent permitted by applicable law. Pursuant to such indemnification agreements, the Registrant also has agreed to pay or reimburse any expenses reasonably incurred by any such director by reason of his or her service as a director of the Registrant, or service in any other capacity of any other corporation or enterprise at the request or for the benefit of the Registrant; provided that the Registrant’s obligation to pay or reimburse any such expenses prior to the final disposition of a Proceeding is subject to the condition that, if, when and to the extent a final, non-appealable judgment of a court of competent jurisdiction determines that such director would not be permitted to be indemnified by law, then the Registrant shall be entitled to be reimbursed promptly by such director for all such amounts theretofore paid. The Registrant is not obligated under such indemnification agreements to indemnify a director or pay or reimburse any expenses (i) in connection with any claims arising under applicable laws concerning insider trading or claims for an accounting of profits from the purchase or sale of the Registrant’s securities by such director within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended, unless such director is ultimately successful with respect to such claim (it being understood that the Registrant’s obligations pursuant to the foregoing sentence shall remain in full force and effect with respect to such claims); or (ii) in connection with any action, suit or proceeding initiated by such director (other than to establish or enforce such director’s rights under the indemnification agreement) against the Registrant or its directors, officers, employees or other indemnitees, unless the Board of Directors authorized such action, suit or proceeding before its initiation.

Item 8.	Exhibits.

5.1	Opinion of Pepper Hamilton LLP.

5.2	Opinion of Pepper Hamilton LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Pepper Hamilton LLP (contained in Exhibits 5.1 and 5.2).

24.1	Power of Attorney (contained in the signature pages hereto).

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

A. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

1. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

2. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

3. To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

B. That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

C. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Commonwealth of Pennsylvania, on August 21, 2009.

COMCAST CORPORATION

By:	/s/ Arthur R. Block
Name:	Arthur R. Block
Title:	Senior Vice President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Brian L. Roberts, Michael J. Angelakis, David L. Cohen, Arthur R. Block and Lawrence J. Salva and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian L. Roberts	Chairman and CEO; Director	August 21, 2009
Brian L. Roberts	(Principal Executive Officer)

/s/ Ralph J. Roberts	Founder; Chairman Emeritus of the Board; Director	August 21, 2009
Ralph J. Roberts

/s/ Julian A. Brodsky	Non-Executive Vice Chairman; Director	August 21, 2009
Julian A. Brodsky

Signature	Title	Date

/s/ Michael J. Angelakis	Executive Vice President	August 21, 2009
Michael J. Angelakis	(Principal Financial Officer)

/s/ Lawrence J. Salva	Senior Vice President, Chief Accounting Officer and Controller	August 21, 2009
Lawrence J. Salva
(Principal Accounting Officer)

/s/ S. Decker Anstrom	Director	August 21, 2009
S. Decker Anstrom

/s/ Kenneth J. Bacon	Director	August 21, 2009
Kenneth J. Bacon

/s/ Sheldon M. Bonovitz	Director	August 21, 2009
Sheldon M. Bonovitz

/s/ Edward D. Breen	Director	August 21, 2009
Edward D. Breen

/s/ Joseph J. Collins	Director	August 21, 2009
Joseph J. Collins

/s/ J. Michael Cook	Director	August 21, 2009
J. Michael Cook

/s/ Gerald L. Hassell	Director	August 21, 2009
Gerald L. Hassell

/s/ Jeffrey A. Honickman	Director	August 21, 2009
Jeffrey A. Honickman

/s/ Dr. Judith Rodin	Director	August 21, 2009
Dr. Judith Rodin

/s/ Michael I. Sovern	Director	August 21, 2009
Michael I. Sovern

EXHIBIT INDEX

Exhibit Number	Exhibit Description
5.1	Opinion of Pepper Hamilton LLP.

5.2	Opinion of Pepper Hamilton LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Pepper Hamilton LLP (contained in Exhibits 5.1 and 5.2).

24.1	Power of Attorney (contained in the signature pages hereto).